Exhibit 99.1

For Information
Brent A. Collins
303-861-8140

FOR IMMEDIATE RELEASE

SM ENERGY REPORTS RESULTS FOR
SECOND QUARTER OF 2011

•	Record quarterly production of 39.8 BCFE, or an average of 437 MMCFE/d; exceeding second quarter guidance range of 396-429 MMCFE/d

•	Quarterly GAAP net income of $124.5 million, or $1.86 per diluted share

•	Adjusted net income of $61.1 million, or $0.91 per diluted share

DENVER, CO  August 1, 2011 – SM Energy Company (NYSE: SM) announces financial results from the second quarter of 2011.  In addition, a new presentation for the Company’s second quarter earnings and operational update will be posted on the Company’s website at www.sm-energy.com.  This presentation will be referenced during the conference call scheduled for 8:00 a.m. Mountain time (10:00 a.m. Eastern time) on August 2, 2011.  Information for the earnings call can be found below.

SECOND QUARTER 2011 RESULTS

SM Energy reported net income for the second quarter of 2011 of $124.5 million, or $1.86 per diluted share.  This compares to net income of $18.1 million, or $0.28 per diluted share, for the same period of 2010.  The increase in net income between these two periods is due primarily to a gain on divestiture activity, increased production, increased commodity prices, and unrealized derivative gains recognized in the Company’s income statement in the second quarter of 2011.  Adjusted net income for the quarter was $61.1 million, or $0.91 per diluted share, versus adjusted net income of $10.2 million, or $0.16 per diluted share, for the second quarter of 2010.  Adjusted net income excludes certain items that the Company believes affect the comparability of operating results.  Items excluded are generally non-recurring items or items whose timing and/or amount cannot be reasonably estimated, and large non-cash items, such as unrealized gains or losses from derivative activity.  A summary of the adjustments made to arrive at adjusted net income is presented in the table below:

Adjusted Net Income Reconciliation
(In thousands, except per share data)

Reconciliation of Net Income (GAAP) To Adjusted Net Income (Non-GAAP):
	For the Three Months Ended June 30,
	2011	2010

Reported Net Income (GAAP)	$124,533	$18,068
Adjustments, net of tax: (1)
Change in Net Profits Plan liability	$(8,823)	$(3,907)
Unrealized portion of derivative (gain) loss	$(36,500)	$(1,236)
Gain on divestiture activity	$(18,940)	$(4,156)
Abandonment & impairment of unproved properties	$780	$1,406

Adjusted Net Income (Non-GAAP)	$61,050	$10,175

Adjusted Net Income per common share:
Basic	$0.96	$0.16
Diluted	$0.91	$0.16

Weighted-average common shares outstanding:
Basic	63,638	62,917
Diluted	66,909	64,566

NOTE: Totals may not add due to rounding

(1) Adjustments are shown net of tax using the effective income tax rate as calculated by dividing the income tax expense by income before income taxes as stated on the consolidated statement of operations.

Operating cash flow, a non-GAAP measure, increased to $226.7 million for the second quarter of 2011 from $119.2 million for the same period of 2010.  Net cash provided by operating activities increased to $213.3 million for the second quarter of 2011 from $116.3 million for the same period of 2010.

Adjusted net income and operating cash flow are non-GAAP financial measures – please refer to the respective reconciliation in the accompanying Financial Highlights section at the end of this release for additional information about these measures.

SM Energy reported quarterly production of 39.8 BCFE, or an average of 437 MMCFE/d for the second quarter of 2011.  This was above second quarter average daily production guidance of 396-429 MMCFE/d.

Revenues and other income for the second quarter were $377.9 million compared to $211.7 million for the same period of 2010.  Below is a table that displays, by product type, the average realized price received by the Company, as well as the adjusted price received after taking into account cash settlements for derivative transactions.

Average Realized Commodity Prices for Quarter Ended June 30, 2011
	Before the impact of derivative cash settlements	After the impact of derivative cash settlements

Oil ($/Bbl)	$97.51	$84.40
Gas ($/Mcf)	$4.63	$5.01
Natural gas liquids ($/Bbl)	$54.02	$47.49
Equivalent ($/MCFE)	$8.40	$7.89

The table below presents production and per MCFE cost metrics as reported for the quarter along with previously issued second quarter guidance for 2011:

Production	Reported	2Q11 Guidance

Average daily production (MMCFE/d)	436.9	396 - 429
Total production (BCFE)	39.8	36 - 39

Costs
LOE ($/MCFE)	$0.84	$0.98 - $1.03
Transportation ($/MCFE)	$0.42	$0.50 - $0.55
Production taxes (% of pre-derivative oil, gas, and NGL revenue)	1.0%	7.0%

G&A – Cash ($/MCFE)	$0.43	$0.47 - $0.50
G&A – Cash NPP ($/MCFE)	$0.13	$0.13 - $0.15
G&A – Non-cash ($/MCFE)	$0.13	$0.11 - $0.13
Total G&A ($/MCFE)	$0.69	$0.71 - $0.78

DD&A ($/MCFE)	$2.90	$2.90 - $3.10
Non-cash interest expense ($MM)	$7.7	$7.3

The variance between reported and guided production taxes as a percentage of pre-derivative oil, gas, and NGL revenue is primarily due to severance tax incentives that were realized in the Company’s Eagle Ford shale program.

FINANCIAL POSITION AND LIQUIDITY

As of June 30, 2011, the Company’s debt-to-book capitalization ratio was 32%.  At the end of the second quarter 2011, SM Energy has total long-term debt of $630.3 million, which consisted of its 6.625% senior notes and 3.50% senior convertible notes, net of debt discount.  The convertible notes are accounted for as if they will be net-share settled.

As of June 30, 2011, the Company had $101.1 million in cash and no outstanding borrowings under its long-term secured credit facility.  As previously disclosed, the Company amended its credit facility during the second quarter of 2011.  Currently the borrowing base for the facility stands at $1.3 billion and the commitment amount is $1.0 billion.  As of the end of the second quarter 2011, SM Energy is in compliance with all the covenants associated with this facility.

EARNINGS CALL INFORMATION

The Company has scheduled a teleconference to discuss these results and other operational matters on August 2, 2011, at 8:00 a.m. Mountain time (10:00 a.m. Eastern time).  The call participation number is 800-573-4842 and the participant passcode is 91627792.  An audio replay of the call will be available approximately two hours after the call at 888-286-8010, with the passcode 51587016.  International participants can dial 617-224-4327 to take part in the conference call, using passcode 91627792, and can access a replay of the call at 617-801-6888, using passcode 51587016.  Replays can be accessed through August 9, 2011.

In addition, the call will be webcast live and can be accessed at SM Energy’s website at www.sm-energy.com.  An audio recording of the conference call will be available at that site through August 9, 2011.

INFORMATION ABOUT FORWARD LOOKING STATEMENTS

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections.  The words “will,” “believe,” “budget,” “anticipate,” “plan,” “intend,” “estimate,” “forecast,” and “expect” and similar expressions are intended to identify forward looking statements.  These statements involve known and unknown risks, which may cause SM Energy’s actual results to differ materially from results expressed or implied by the forward looking statements.  These risks include such factors as the volatility and level of oil, natural gas, and natural gas liquids prices, the uncertain nature of the expected benefits from the acquisition, divestiture, or joint venture of oil and gas properties, the uncertain nature of announced divestiture, joint venture, farm down or similar efforts and the ability to complete such transactions, uncertainties inherent in projecting future rates of production from drilling activities and acquisitions, the ability of midstream service providers to purchase or market the Company’s production, the ability of purchasers of production to pay for those sales, the availability of debt and equity financing for purchasers of oil and gas properties, the ability of the banks in the Company’s credit facility to fund requested borrowings, the ability of derivative counterparties to settle derivative contracts in favor of the Company, the imprecise nature of estimating oil and gas reserves, the availability of additional economically attractive exploration, development, and property acquisition opportunities for future growth and any necessary financings, unexpected drilling conditions and results, unsuccessful exploration and development drilling, drilling and operating service availability, the risks associated with the Company’s commodity price risk management strategy, uncertainty regarding the ultimate impact of potentially dilutive securities, and other such matters discussed in the “Risk Factors” section of SM Energy’s 2010 Annual Report on Form 10-K and subsequent quarterly reports filed on Form 10-Q.  Although SM Energy may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

ABOUT THE COMPANY

SM Energy Company is an independent energy company engaged in the exploration, exploitation, development, acquisition, and production of natural gas, natural gas liquids and crude oil.  SM Energy routinely posts important information about the Company on its website.  For more information about SM Energy, please visit its website at www.sm-energy.com.

SM ENERGY COMPANY
FINANCIAL HIGHLIGHTS
June 30, 2011

Guidance Comparison	For the Three Months
	Ended June 30, 2011
	Actual	Guidance Range

Average daily production (MMCFE per day)	436.9	396 - 429
Total production (BCFE)	39.8	36.0 - 39.0

Lease operating expense (per MCFE)	$0.84	$0.98 - $1.03
Transportation expense (per MCFE)	$0.42	$0.50 - $0.55
Production taxes, as a percentage of pre-derivative oil, gas, and NGL revenue	1.0%	7%

General and administrative - cash (per MCFE)	$0.43	$0.47 - $0.50
General and administrative - cash related to Net Profits Plan (per MCFE)	$0.13	$0.13 - $0.15
General and administrative - non-cash (per MCFE)	$0.13	$0.11 - $0.13
General and administrative - TOTAL (per MCFE)	$0.69	$0.71 - $0.78

Depreciation, depletion, and amortization (per MCFE)	$2.90	$2.90 - $3.10

Production Data	For the Three Months			For the Six Months
	Ended June 30,			Ended June 30,
	2011	2010	Percent Change	2011	2010	Percent Change

Average realized sales price, before the effects of
derivative cash settlements: (1)
Oil (per Bbl)	$97.51	$70.92	37%	$91.76	$71.86	28%
Gas (per Mcf)	4.63	4.54	2%	4.50	5.34	-16%
NGL (per Bbl)	54.02	-	NM	50.80	-	NM
Equivalent (MCFE)	$8.40	$6.99	20%	$8.04	$7.64	5%

Average realized sales price, including the effects of
derivative cash settlements: (1)
Oil (per Bbl)	$84.40	$65.17	30%	$79.82	$66.10	21%
Gas (per Mcf)	5.01	5.59	-10%	5.02	6.21	-19%
NGL (per Bbl)	47.49	-	NM	44.60	-	NM
Equivalent (MCFE)	$7.89	$7.36	7%	$7.67	$7.88	-3%

Production: (1)
Oil (MMBbls)	1.9	1.4	31%	3.6	2.9	24%
Gas (Bcf)	23.9	16.7	43%	45.6	33.2	37%
NGL (MMBbls)	0.8	-	NM	1.4	-	NM
BCFE (6:1)	39.8	25.2	58%	75.9	50.9	49%

Average daily production: (1)
Oil (MBbls per day)	20.4	15.5	31%	20.1	16.2	24%
Gas (MMcf per day)	262.7	183.3	43%	252.2	183.7	37%
NGL (MBbls per day)	8.7	-	NM	7.8	-	NM
MMCFE per day (6:1)	436.9	276.4	58%	419.3	281.1	49%

Per MCFE Data:
Realized price	$8.40	$6.99	20%	$8.04	$7.64	5%
Lease operating expense	(0.84)	(1.15)	-27%	(0.87)	(1.16)	-25%
Transportation costs	(0.42)	(0.20)	110%	(0.42)	(0.18)	133%
Production taxes	(0.08)	(0.44)	-82%	(0.28)	(0.50)	-44%
General and administrative	(0.69)	(1.01)	-32%	(0.70)	(0.96)	-27%
Operating profit, before the effects of derivative cash settlements	$6.37	$4.19	52%	$5.77	$4.84	19%
Derivative cash settlements	(0.51)	0.37	-238%	(0.37)	0.24	-254%
Operating profit, including the effects of derivative cash settlements	$5.86	$4.56	29%	$5.40	$5.08	6%
Depletion, depreciation, amortization, and
asset retirement obligation liability accretion	$2.90	$3.17	-9%	$2.91	$3.10	-6%

(1) NGL production volumes, revenues, and prices for 2010 have not been reclassified to conform to the current presentation given the immateriality of the volumes in that period. Please refer to additional discussion in the Company's Form 10-Q for the quarter ended March 31, 2011.

Consolidated Statements of Operations
(In thousands, except per share amounts)	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
Operating revenues and other income:
Oil, gas, and NGL production revenue	$333,934	$175,887	$610,247	$388,774
Realized hedge gain (loss)*	(6,330)	9,329	(7,705)	11,924
Gain on divestiture activity	30,019	7,021	54,934	127,999
Marketed gas system and other operating revenue	20,250	19,460	35,726	43,135
Total operating revenues and other income	377,873	211,697	693,202	571,832

Operating expenses:
Oil, gas, and NGL production expense	53,342	45,168	119,154	93,508
Depletion, depreciation, amortization,
and asset retirement obligation liability accretion	115,382	79,770	220,738	157,535
Exploration	9,603	14,498	22,315	28,396
Abandonment and impairment of unproved properties	1,237	2,375	4,316	3,279
General and administrative	27,310	25,398	53,171	48,884
Change in Net Profits Plan liability	(13,984)	(6,599)	211	(33,871)
Unrealized and realized derivative (gain) loss*	(43,876)	(2,087)	44,553	(9,822)
Marketed gas system and other expense	17,152	16,385	37,009	39,383
Total operating expenses	166,166	174,908	501,467	327,292

Income from operations	211,707	36,789	191,735	244,540

Nonoperating income (expense):
Interest income	227	54	355	183
Interest expense	(14,550)	(6,343)	(24,264)	(13,130)

Income before income taxes	197,384	30,500	167,826	231,593
Income tax expense	(72,851)	(12,432)	(61,796)	(87,347)

Net income	$124,533	$18,068	$106,030	$144,246

Basic weighted-average common shares outstanding	63,638	62,917	63,543	62,855

Diluted weighted-average common shares outstanding	66,909	64,566	66,695	64,493

Basic net income per common share	$1.96	$0.29	$1.67	$2.29

Diluted net income per common share	$1.86	$0.28	$1.59	$2.24

* As of January 1, 2011, the Company elected to de-designate all commodity derivative contracts that had previously been designated as cash flow hedges as of December 31, 2010, and to discontinue hedge accounting prospectively.  Accordingly, beginning January 1, 2011, gains and losses from commodity price management activities, both realized and unrealized, will be included in the income statement on the line titled “Unrealized and realized derivative (gain) loss”. Hedging balances accounted for in the balance sheet line titled “accumulated other comprehensive loss” as of December 31, 2010 will now be recognized in the income statement line titled “Realized hedge gain (loss)” as they are realized.  For the six months ended June 30, 2011, our adjusted oil price was negatively impacted by $43.4 million of realized oil derivative cash settlements, our adjusted natural gas price was positively impacted by $24.0 million of realized natural gas derivative cash settlements, and our adjusted NGL price was negatively impacted by $8.7 million of realized NGL derivative cash settlements. For the three months ended June 30, 2011, our adjusted oil price was negatively impacted by $24.3 million of realized oil derivative cash settlements, our adjusted natural gas price was positively impacted by $9.1 million of realized natural gas derivative cash settlements, and our adjusted NGL price was negatively impacted by $5.2 million of realized NGL derivative cash settlements.

Consolidated Balance Sheets
(In thousands)	June 30,	December 31,
ASSETS	2011	2010

Current assets:
Cash and cash equivalents	$101,080	$5,077
Accounts receivable	173,557	163,190
Refundable income taxes	3,134	8,482
Prepaid expenses and other	32,281	45,522
Derivative asset	28,985	43,491
Deferred income taxes	7,086	8,883
Total current assets	346,123	274,645

Property and equipment (successful efforts method), at cost:
Land	1,526	1,491
Proved oil and gas properties	3,799,844	3,389,158
Less - accumulated depletion, depreciation, and amortization	(1,532,670)	(1,326,932)
Unproved oil and gas properties	89,317	94,290
Wells in progress	245,650	145,327
Materials inventory, at lower of cost or market	15,915	22,542
Oil and gas properties held for sale	130,077	86,811
Other property and equipment, net of accumulated depreciation
of $17,550 in 2011 and $15,480 in 2010	61,831	21,365
	2,811,490	2,434,052

Other noncurrent assets:
Derivative asset	10,624	18,841
Other noncurrent assets	51,656	16,783
Total other noncurrent assets	62,280	35,624

Total Assets	$3,219,893	$2,744,321

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$413,048	$417,654
Derivative liability	70,100	82,044
Deposit associated with oil and gas properties held for sale	-	2,355
Total current liabilities	483,148	502,053

Noncurrent liabilities:
Long-term credit facility	-	48,000
3.50% Senior Convertible Notes, net of unamortized
discount of $7,209 in 2011 and $11,827 in 2010	280,291	275,673
6.625% Senior Notes	350,000	-
Asset retirement obligation	72,273	69,052
Asset retirement obligation associated with oil and gas properties held for sale	92	2,119
Net Profits Plan liability	133,419	135,850
Deferred income taxes	496,405	443,135
Derivative liability	38,233	32,557
Other noncurrent liabilities	16,866	17,356
Total noncurrent liabilities	1,387,579	1,023,742

Commitments and contingencies

Stockholders' equity:
Common stock, $0.01 par value - authorized: 200,000,000 shares;
issued: 63,764,421 shares in 2011 and 63,412,800 shares in 2010;
outstanding, net of treasury shares: 63,683,354 shares in 2011
and 63,310,165 shares in 2010	638	634
Additional paid-in capital	215,704	191,674
Treasury stock, at cost: 81,067 shares in 2011 and 102,635 shares in 2010	(1,544)	(423)
Retained earnings	1,144,972	1,042,123
Accumulated other comprehensive loss	(10,604)	(15,482)
Total stockholders' equity	1,349,166	1,218,526

Total Liabilities and Stockholders' Equity	$3,219,893	$2,744,321

Consolidated Statements of Cash Flows
(In thousands)	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2011	2010	2011	2010
Cash flows from operating activities:

Net income	$124,533	$18,068	$106,030	$144,246
Adjustments to reconcile net income to net cash
provided by operating activities:
Gain on divestiture activity	(30,019)	(7,021)	(54,934)	(127,999)
Depletion, depreciation, amortization,
and asset retirement obligation liability accretion	115,382	79,770	220,738	157,535
Exploratory dry hole expense	9	164	49	327
Abandonment and impairment of unproved properties	1,237	2,375	4,316	3,279
Stock-based compensation expense*	6,286	6,261	11,837	11,864
Change in Net Profits Plan liability	(13,984)	(6,599)	211	(33,871)
Unrealized derivative (gain) loss	(57,852)	(2,087)	24,160	(9,822)
Amortization of debt discount and deferred financing costs	7,674	3,366	11,294	6,657
Deferred income taxes	70,415	14,212	52,241	78,820
Plugging and abandonment	(1,395)	(3,988)	(1,430)	(6,222)
Other	(3,917)	1,988	(5,888)	2,937
Changes in current assets and liabilities:
Accounts receivable	(26,755)	20,872	(10,370)	7,628
Refundable income taxes	1,618	(3,445)	5,348	9,558
Prepaid expenses and other	(5,267)	(1,637)	15,692	(148)
Accounts payable and accrued expenses	25,811	(5,103)	(2,530)	26,299
Excess income tax benefit from the exercise of stock awards	(488)	(938)	(6,791)	(938)
Net cash provided by operating activities	213,288	116,258	369,973	270,150

Cash flows from investing activities:
Net proceeds from sale of oil and gas properties	58,929	8,751	97,952	247,998
Capital expenditures	(352,681)	(172,182)	(662,372)	(304,627)
Receipts from (deposits to) restricted cash	-	16,565	-	(19,595)
Other	-	8	(2,355)	(6,492)
Net cash used in investing activities	(293,752)	(146,858)	(566,775)	(82,716)

Cash flows from financing activities:
Proceeds from credit facility	-	26,500	102,000	204,059
Repayment of credit facility	-	(26,500)	(150,000)	(392,059)
Debt issuance costs related to credit facility	(8,525)	-	(8,525)	-
Net proceeds from 6.625% Senior Notes	-	-	341,435	-
Proceeds from sale of common stock	1,469	2,648	4,929	2,916
Dividends paid	(3,181)	(3,144)	(3,181)	(3,144)
Excess income tax benefit from the exercise of stock awards	488	938	6,791	938
Other	(1)	(17)	(644)	(544)
Net cash provided by (used in) financing activities	(9,750)	425	292,805	(187,834)

Net change in cash and cash equivalents	(90,214)	(30,175)	96,003	(400)
Cash and cash equivalents at beginning of period	191,294	40,424	5,077	10,649
Cash and cash equivalents at end of period	$101,080	$10,249	$101,080	$10,249

* Stock-based compensation expense is a component of exploration expense and general and administrative expense on the consolidated statements of operations. For the three months ended June 30, 2011 and 2010, approximately $1.3 million and $1.7 million, respectively, of stock-based compensation expense was included in exploration expense. For the three months ended June, 30, 2011 and 2010, approximately $5.0 million and $4.6 million, respectively, of stock-based compensation expense was included in general and administrative expense. For the six months ended June 30, 2011 and 2010, approximately $2.8 million and $3.4 million, respectively, of stock-based compensation expense was included in exploration expense. For the six monhts ended June 30, 2011 and 2010, approximately $9.0 million and $8.5 million, respectively, of stock-based compensation expense was included in general and administrative expense.

Adjusted Net Income
(In thousands, except per share data)

Reconciliation of net income (GAAP)	For the Three Months		For the Six Months
to Adjusted net income (Non-GAAP):	Ended June 30,		Ended June 30,
	2011	2010	2011	2010

Reported net income (GAAP)	$124,533	$18,068	$106,030	$144,246

Adjustments net of tax: (2)
Change in Net Profits Plan liability	(8,823)	(3,907)	133	(21,102)
Unrealized derivative (gain) loss	(36,500)	(1,236)	15,264	(6,119)
Gain on divestiture activity	(18,940)	(4,156)	(34,706)	(79,743)
Abandonment and impairment of unproved properties	780	1,406	2,727	2,043

Adjusted net income (Non-GAAP) (3)	$61,050	$10,175	$89,448	$39,325

Adjusted net income per share (Non-GAAP)
Basic	$0.96	$0.16	$1.41	$0.63
Diluted	$0.91	$0.16	$1.34	$0.61

Weighted-average common shares outstanding
Basic	63,638	62,917	63,543	62,855
Diluted	66,909	64,566	66,695	64,493

(2) Adjustments are shown net of tax using the effective income tax rate; calculated by dividing the income tax expense by income before income taxes as stated on the consolidated statement of operations.

(3) Adjusted net income excludes certain items that the Company believes affect the comparability of operating results. Items excluded generally are non-recurring items or are items whose timing and/or amount cannot be reasonably estimated. These items include non-cash adjustments and impairments such as the change in the Net Profits Plan liability, unrealized derivative (gain) loss, abandonment and impairment of unproved properties, and gain on divestiture activity. The non-GAAP measure of adjusted net income is presented because management believes it provides useful additional information to investors for analysis of SM Energy's fundamental business on a recurring basis. In addition, management believes that adjusted net income is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Adjusted net income should not be considered in isolation or as a substitute for net income , income from operations, cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since adjusted net income excludes some, but not all, items that affect net income and may vary among companies, the adjusted net income amounts presented may not be comparable to similarly titled measures of other companies.

Operating Cash Flow
(In thousands)

Reconciliation of net cash provided by operating activities	For the Three Months		For the Six Months
(GAAP) to Operating cash flow (Non-GAAP):	Ended June 30,		Ended June 30,
	2011	2010	2011	2010

Net cash provided by operating activities (GAAP)	$213,288	$116,258	$369,973	$270,150

Changes in current assets and liabilities	5,081	(9,749)	(1,349)	(42,399)

Exploration	9,603	14,498	22,315	28,396
Less: Exploratory dry hole expense	(9)	(164)	(49)	(327)
Less: Stock-based compensation expense included in exploration	(1,284)	(1,684)	(2,806)	(3,438)

Operating cash flow (Non-GAAP) (4)	$226,679	$119,159	$388,084	$252,382

(4) Operating cash flow is computed as net cash provided by operating activities adjusted for changes in current assets and liabilities and exploration, less exploratory dry hole expense, and stock-based compensation expense included in exploration. The non-GAAP measure of operating cash flow is presented because management believes that it provides useful additional information to investors for analysis of SM Energy's ability to internally generate funds for exploration, development, acquisitions, and to service debt. In addition, operating cash flow is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry, and many investors use the published research of industry research analysts in making investment decisions. Operating cash flow should not be considered in isolation or as a substitute for net income, income from operations, net cash provided by operating activities or other income, profitability, cash flow, or liquidity measures prepared under GAAP. Since operating cash flow excludes some, but not all items that affect net income and net cash provided by operating activities and may vary among companies, the operating cash flow amounts presented may not be comparable to similarly titled measures of other companies. See the consolidated statements of cash flows herein for more detailed cash flow information.